EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Equus Total Return, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-216676) of Equus Total Return, Inc. of our report dated April 1, 2024, relating to the financial statements and schedule, which appear in Form 10-K.

/s/ BDO USA, P.C.

Houston, Texas April 1, 2024